                                                                    Exhibit 4.17
                                                                    ------------

                                 LOAN AGREEMENT

This LOAN AGREEMENT, dated as of October 26, 2001, is made between BANCO BRADESCO S.A., GRAND CAYMAN, Ansbacher House 3rd floor, Jennett Street, Grand Cayman, Cayman Islands, B.W.I., a Cayman Islands Branch of a Brazilian banking corporation (the "Lender"), Newark Financial Inc. located at Vanterpool Plaza, 2nd floor, Wickhams Cay I, Road Town, Tortola, British Virgin Islands a company duly organized and existing under the laws of the British Virgin Isands (the "Borrower"), and Votorantim Celulose e Papel S/A located at Alameda Santos, 1357 - 6 (degree) andar, Sao Paulo, SP, a Brazilian company duly organized and existing under the laws of Brazil (the "Guarantor").

WHEREAS, the Borrower has asked the Lender to grant a loan (the "Loan") for short term loan purposes: and

WHEREAS, the Lender has expressed its readiness to extend to the Borrower the Loan to be drawn under the terms and conditions set forth in this Loan
Agreement:

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

1. Total amount and Availability of the Loan. US$100,000,000.00 (One Hundred Million United States Dollars) (the "Total Amount") available for disbursement(s) by the Lender to the Borrower on any Business Day from the date hereof until October 29, 2001 (the "Availability Period"). If the funds have been not disbursed by October 29, 2001, this Agreement is deem to be considered terminated.

2.  Loan Advance Requests. Whenever the Borrower wishes to borrow a Loan
    Advance hereunder it shall deliver to the Lender a Loan Advance Request in the form of Exhibit A hereto, at least Three (3) Business Days prior to the intended Disbursement Date, provided that (i) the Disbursement Date shall fall within the Availability Period, (ii) the amount of each Loan Advance shall be equal to or greater than the minimum of US$ 100,000.00 (a hundred thousand US dollar and NO/100 United States Dollars) and (iii) the amount of the Loan Advance requested plus the aggregate amount of Loan Advances then outstanding, and the aggregate amount of Loan Advances requested but not yet disbursed, shall not exceed the Total Amount.

3. Disbursements of Loan Advances. Following a Loan Advance Request and provided that no Event of Default has occurred, the Lender will disburse on the Disbursement Date the Loan Advance as per instructions to be given by the borrower on the Loan Advance Request.

4. Maturity Date of Loan Advances. Each Loan Advance borrowed hereunder shall have a maturity date (the "Maturity Date") for repayment up to 120 days (One Hundred and Twenty days) from its Disbursement Date, provided that if such Date is not a Business Day the Maturity Date shall be the next succeeding Business Day.

5. Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan Advance from the date of such Loan Advance until the date such Loan Advance is paid to the Lender at the sum of (a) the LIBOR as defined in Section 12 below plus (b) 2.35% (two point thirty-five percent) per annum, (the "Interest Rate") calculated on the basis of a 360 day year for the actual number of days elapsed from and including the Disbursement Date to and excluding the due date (whether at Maturity Date, demand, acceleration or otherwise). Accrued interest on each Loan Advance shall be payable on the Maturity Date thereof. The Lender may in its sole discretion make loans at, below, or above such Interest Rate.

6. Overdue Payments. Any amount due by the Borrower and/or the Guarantor hereunder or under the Note not paid when due (whether by maturity, demand, acceleration or otherwise) shall bear interest from the due date to the date it is paid in full at the sum of (a) the Interest Rate plus (b) 3.0000% (Three percent), on the basis of a year of 360 days for the actual number of days elapsed from and including the due date to and excluding the date of payment, payable on demand.

7. Costs and Expenses. The Borrower agrees to pay all the evidenced costs and expenses incurred by the Lender (including the reasonable fees and disbursements of counsel) in the enforcement by the Lender of its rights, or the collection by the Lender of any obligations owing to it by the Borrower and/or the Guarantor pursuant to this Agreement.

8. Payments by the Borrower and/or Guarantor to the Lender. All repayments of principal and payments of interest, fees, expenses and any other amounts due by the Borrower to the Lender hereunder or under the Note shall be made by wire transfer in lawful money of the United States of America to Bank of America N.A. - New York Branch, ABA 026009593 account no. 6550352026 in favor of Banco Bradesco S.A. Grand Cayman Branch, in same day funds, without set-off or counterclaim of any kind, free and clear of and without deduction for any and all present and future taxes, levies, duties, charges, fees, withholding whatsoever ("Taxes"), all of which, if imposed, asserted, or assessed, shall be for the account of the Borrower and/or the Guarantor, and the Borrower and/or the Guarantor shall provide the Lender with documentary evidence, sufficient and acceptable to the Lender, of payment of all Taxes, if requested.

9. Prepayment. The Borrower may prepay the Note in whole or in part together with Interest accrued on the amount of said prepayment to the date of such prepayment upon at least three (3) Business Days irrevocable written notice to the Lender, provided that, the Borrower shall reimburse the Lender, within 3 (three) Business Days after demand, for any and all actual loss or expense (including but not limited to loss in reinvesting funds including margin, administrative costs and expenses and any processing or other bank charges) which the Lender may sustain or incur as a consequence of such prepayment, as set forth in a certificate delivered to the Borrower by the Lender ("Penalty Amount") which certificate shall be conclusive absent manifest error. Any prepayment shall be in a minimum amount equal to 25% (twenty five per cent) on the Total amount and Availability of the Loan and in multiples of $100.000. Any amounts received pursuant to this section 9 including any Penalty Amount shall be applied by the Lender in a manner and in order as the Lender shall deem to be necessary and appropriate, in its sole discretion.

10. Evidence of Indebtedness. The Borrower's obligation to pay principal on the Loan Advance hereunder and other amounts due hereunder which includes but is not limited to interest, costs and expenses, interest on overdue principal, overdue interest, overdue costs and expenses, shall be evidenced by a duly signed Promissory Note in the amount of US$100,000,000.00 (One Hundred Million United States Dollars), in the form annexed hereto as Exhibit "B" (the "Note"), to be executed, dated and delivered by the Borrower to the Lender prior to the date of the first disbursement hereunder.

11. Guarantor. Votorantim Celulose e Papel S/A ("the Guarantor"), a corporation duly organized under the laws of the Federative Republic of Brazil, hereby irrevocably jointly and severally with the Borrower, guarantees all the Borrower's obligations hereunder and under the Note.

12. Definitions. As used in this Agreement and in the Exhibits hereto, the following terms shall have the following meanings indicated opposite to them (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Agreement" or "Loan Agreement": this agreement, as amended, supplemented or otherwise modified from time to time.

"Availability Period": as such term is defined in Section 1.

"Business Day": any day on which banks in New York are not authorized or required to close for business.

"Disbursement Date": the date on which any Loan Advance is disbursed by the Lender in favor of the Borrower in accordance with Section 3, as specified in the respective Loan Advance Request.

"Event of Default": as such term is defined in Section 14.

"LIBOR": Shall mean for purposes of this Agreement, in each case, the rate quoted by the London market, at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two (02 business Days prior to the Disbursement Date and reported on the page designated as LIBOR01 (British Bankers Association Interbank settlement Rates) in the Reuters system for the offering of United States Dollar Deposits with a term equal to the tenor of the relevant Loan, or in the event such page(s) not available for the date in question, the page designated as BBAM (British Bankers Association Official BBA LIBOR Fixings) in the Bloomberg system.

"Loan Advance": the making by the Lender of a Loan Advance hereunder.

"Loan Advance Request": the request to be presented by the Borrower to the Lender in the form of Exhibit "A" hereto and in accordance with Section 2.

"Maturity Date": as such term is defined in Section 4.

"Note": as such term is defined is Section 10.

"US$": the lawful currency of the United States of America.

13. Representations as Warranties. The Borrower and the Guarantor hereby represents and warrants to the Lender that:

a) the Borrower is a corporation duly organized, validly existing and in good standing under the laws of British Virgin Islands;

b) the Borrower has the full power and authority to enter into this Agreement and to issue and deliver the Note and to undertake and perform all of its obligations set forth in this Loan Agreement and the Note, and has been approved by all necessary corporate action;

c) this Loan Agreement and the Note when executed and delivered by the Borrower will constitute the valid, legal and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms;

d) the Guarantor has the full power and authority to enter into this Agreement and to issue and deliver the respective Note and to assume, undertake and perform all of its/his/her obligations set forth in this Agreement;

e) this Loan Agreement and the Note, when executed and delivered by the Guarantor, will constitute the valid, legal and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms;

f) neither this Loan Agreement nor the Note conflicts with the certificate of incorporation or the bylaws or other corporate documents of the Borrower nor any contractual obligation of the Borrower nor any law, rule or regulation applicable to the Borrower;

g) neither this Loan Agreement nor the Note conflicts with the certificate of incorporation or the by-law or other company documents of any Associated Company Guarantor, nor any contractual obligations of any Associated Company Guarantor, nor any law, rule or regulations applicable to any Associated Company Guarantor;

h) all governmental, corporate, creditor, shareholder, and other necessary licenses, approvals and consents for the due execution and delivery of, this Loan Agreement and the Note have been obtained by the Borrower and the Guarantor, or the case may be; and

i) every Loan Advance Request presented to the Lender will constitute a remaking of the above Representations and Warranties as of the date of the respective Loan Advance Request and as of the date of the respective Loan Advance.

14. Events of Default. If any of the following events (each as "Event of Default") shall occur:

a) any representation and warranty set forth in Section 13 hereof shall prove to have been false of misleading as of the time made and/or remade pursuant to Section 13i above;

b) any default in the payment when due of the principal amount of any Loan Advance hereunder or any other amount payable hereunder or under the Note either by the Borrower or the Guarantor;

c) the Borrower or the Guarantor shall become insolvent however such insolvency shall be determined, by a reasonable opinion of the Lender, or the Borrower and/or the Guarantor shall file a voluntary petition for bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any applicable bankruptcy or insolvency law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Borrower and/or the Guarantor in any such proceeding, or the Borrower and/or the Guarantor shall by voluntary petition, answer or consent, seek relief under the provisions of any now existing or future bankruptcy, insolvency or other similar law providing for the liquidation, reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors (including "Concordata");

d) a receiver, trustee, liquidator or custodian of the Borrower and/or the Guarantor or of a substantial part of their property shall be appointed by court order, or the Borrower and/or the Guarantor shall be adjudicated bankrupt or insolvent, or any of their properties shall be requested by court order, or a petition shall be filed against the Borrower and/or the Guarantor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt (including "Concordata"), dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or

e) the Guarantor should cease to exist, or become incapacitated as determined by a reasonable opinion of the Lender.

thereupon, any amount available for disbursement under the Credit Line will be forthwith canceled and the amount of principal on the Note and all other present or future obligations of any kind of the Borrower to the Lender hereunder and thereunder shall become forthwith due and payable without presentment, demand, protest or any further notice of any kind all of which are hereby expressly waived by the Borrower and by the Guarantor.

15. Conditions Precedent. This agreement shall become effective upon fulfillment of all of the following conditions precedent:

a) receipt by the Lender of the Corporate Resolutions of the Borrower and the Guarantor evidencing the appropriate corporate approvals, duly notarized by a Public Notary;

b) fulfillment by the Borrower and the Guarantor of any requirement of its corporate documents in order to make the execution and performance of this Agreement and the Note;

c) receipt by the Lender of this Agreement, the Note and any other related document duly executed on behalf of the Borrower and the Guarantor; and

d) receipt by the Lender of any document as it may reasonably request of the Borrower and/or the Guarantor.

16. Notices. All notices, requests, demands or other communications between the parties hereto shall be by tested telex or other writing in the case of such communications:

a)  to the Borrower:        Newark Financial Inc.
                            Attn: Mr. Miguel Longo Junior
                            Telephone: 55.11.3269-4165
                            Fax:     55.11.3269-4066

b)  to the Lender:          Banco Bradesco S.A. - Grand Cayman Branch
                            Ansbacher House 3rd floor, Jennett Street,
                            New York, Cayman Islands, BWI
                            Attn: Mr. Luis Fernando O. Silva
                            Telephone:     (345) 945 1200
                            Fax:           (345) 945 1430

c)  to the Guarantor:       Votorantim Celulose e Papel S/A
                            Attn: Mr. Miguel Longo Junior
                            Telephone:     55.11.3269-4165
                            Fax:           55.11.3269-4066

All such communications shall be effective (I) if by tested telex, on the date of transmission (with confirmed answer back in the case of telex) and (II) on the date of receipt if delivered by mail.

17. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the principles of choice of laws of New York State. The Borrower and the Guarantor hereby irrevocably: a) submits to the non-exclusive jurisdiction of any New York State Court or U.S. Federal Court in New York City with respect to any suit, action or proceeding arising out of or relating hereto: b) agrees that all claims with respect to such suit, action or proceeding may be heard and determined in such New York State or U.S. Federal Court; c) waives, to the fullest possible extent, the defense of an inconvenient forum; d) consents to service or process upon it by mailing or delivering such service to it at its address above, or by any other method permitted by law; e) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent that either the Borrower and/or the Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, whether or not held for its own account, the Borrower and the Guarantor hereby irrevocably and unconditionally waives and agrees not to plead or claim any such immunity in respect of its obligations under this Loan Agreement and the Promissory Note. The Borrower and the Guarantor hereby waives trial by jury.

The Lender is pleased to have the opportunity to extend this Loan to you.

Please indicate the agreement of the Borrower and the agreement of the Guarantor with the foregoing by signing and returning to us this original Loan Agreement.

Sincerely yours,

Banco Bradesco S.A. - Grand Cayman Branch             Date: October 26, 200l


By:                                                   By:
    -------------------------------                      -----------------------
   Name:                                              Name:
   Title:                                             Title:

Agreed to and accepted by:


NEWARK FINANCIAL INC.


By: /s/                                            By: /s/
   --------------------------------                   --------------------------
   Name:                                              Name:
   Title:                                             Title:




VOTORANTIM CELULOSE E PAPEL S/A


By: /s/                                               By: /s/
   --------------------------------                      -----------------------
   Name:                                              Name:
   Title:                                             Title:

                              LOAN ADVANCE REQUEST
                              --------------------


Date: October 26, 2001


Banco Bradesco S.A. Grand Cayman Branch
Grand Cayman

Attn: Mr. Luis Fernando O. Silva
      General Manager


Dear Sir,

Re: Loan Advance Request under the Loan Agreement dated October 26, 2001 between
    Newark Financial Inc. (the "Borrower"), Banco Bradesco S.A. Grand Cayman Branch (the "Lender") and Votorantim Celulose e Papel S/A (the "Guarantor").

According to the Section 2 of the above-mentioned Loan Agreement and subject to the conditions thereunder and under the Promissory Note, referred to in the Loan Agreement, we hereby request the disbursement of the following Loan Advance.

Amount             : US$l00,000,000.00
Disbursement Date  : October 29, 200l
Maturity Date      : February 26, 2002
Tenor              : 120 Days
Interest Rate      : LIBOR + 2.35%

Please credit the amount of the corresponding Loan Advance to our Account Number 36787212 with Citibank NY, pursuant to the Loan Agreement, under advice to us. At maturity date we will pay to Bank of America N.A. - New York Branch, ABA 026009593 account no. 6550352026 in favor of Banco Bradesco - Grand Cayman Branch both Principal and Interest payments for this Loan Advance.

Sincerely,




NEWARK FINANCIAL INC.



By: /s/
    ----------------------------
    Name:
    Title:

                                 PROMISSORY NOTE
                                 ---------------

US$100,000,000.00                                         Date: October 29, 200l

FOR VALUE RECEIVED, Newark Financial Inc. (the "Borrower"), a corporation duly organized and existing under the laws of the British Virgin Islands, with its principal offices located at Vanterpool Plaza, 2nd floor, Wickhams Cay I, Road Town, Tortola, British Virgin Islands, hereby unconditionally promises to pay the principal sum of US$100,000,000.00 (One Hundred Million United States Dollars) or the aggregate unpaid principal sum of all amounts outstanding pursuant to the Loan Agreement (as defined below), whichever is due, on demand, in lawful money of the United States of America and in immediately available funds, to the order of Banco Bradesco S.A. - Grand Cayman Branch (the "Lender") with offices located at Ansbacher House 3rd Floor, Jennett Street, Grand Cayman, Cayman Islands, B.W.I.

The Borrower shall pay interest on the unpaid principal amount of Loan Advance from the date of such Loan Advance until the date such Loan Advance is paid to the Lender at the sum of (a) the LIBO Rate as defined below plus (b) 2.35% (two point thirty-five percent) per annum (the "Interest Rate"), calculated on the basis of a 360 day year for the actual number of days elapsed from and including the Disbursement Date to and excluding the due date (whether at the Maturity Date, demand, acceleration or otherwise). Accrued interest on the Loan Advance shall be payable on the due date (whether at the Maturity Date, demand, acceleration or otherwise) thereof. The Lender may in its sole discretion make loans at, below, or above such Interest Rate.

"LIBO Rate": Shall mean for purposes of this Agreement, in each case, the rate quoted by the London market, at approximately 11:OO a.m. London time (or as soon thereafter as practicable) on the date two (02 business Days prior to the Disbursement Date and reported on the page designated as LIBOR01 (British Bankers Association Interbank settlement Rates) in the Reuters system for the offering of United States Dollar Deposits with a term equal to the tenor of the relevant Loan, or in the event such page is not available for the date in question, the page designated as BBAM (British Bankers Association Official
BBA LIBOR Fixings) in the Bloomberg system.

Any amount due by the Borrower and the Guarantor hereunder not paid when due (whether by maturity, demand, acceleration, default, or otherwise) shall bear interest from the due date to the date it is paid in full at the sum of (a) the Interest Rate (whether at the Maturity Date, demand, acceleration or otherwise) plus (b) 3.0000% (three percent) on the basis of a year of 360 days, for the actual number of days from and including the due date to and excluding the date of payment, payable on demand.

The Borrower agrees to pay all the evidenced costs and expenses incurred by the Lender (including the reasonable fees and disbursements of counsel) in the enforcement by the Lender of its rights, or the collection by the Lender of any obligations owing to it by the Borrower or by the Guarantor pursuant to this Note or the Loan Agreement.

All repayments of principal and payments of interest, fees, expenses and any other amounts due by the Borrower to the Lender hereunder or under the Loan Agreement shall be made by wire transfer in lawful money of the United States of America to Bank of America N.A. - New York Branch, ABA no. 026009593 account no. 65503-52026 in favor of Banco Bradesco S.A. - Grand Cayman Branch, in same day funds, without set-off or counterclaim of any kind, free and clear of and without deduction for any and all present and future taxes, levies, duties, charges, fees, withholding whatsoever ("Taxes"), all of which, if imposed asserted, or assessed, shall be for the account of the Borrower and/or the Guarantor, and the Borrower and/or the Guarantor shall provide the Lender with documentary evidence, sufficient and acceptable to the Lender, of payment of all Taxes, if requested.

Upon the happening of any of the following events, each of which shall constitute an Event of Default, all liabilities of the Borrower and/or the Guarantor to the Lender including the entire unpaid principal of Loan Advance and of this Note and accrued interest, less any unearned interest and any interest in excess of the maximum allowed by the governing law and rebates required by law, shall immediately or thereafter, at the option of the Lender, become due and payable: a) any representation and warranty set forth in Section 13 of the Loan Agreement shall prove to have been false or misleading as of the time made; b) any default in the payment when due of the principal amount of any Loan Advance hereunder or any other amount payable hereunder or under the Note either by the Borrower or the Guarantor (as defined in the Loan Agreement); c) the Borrower and/or the Guarantor shall file a voluntary petition for bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any applicable bankruptcy or insolvency law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Borrower and/or the Guarantor in any such proceeding, or the Borrower and/or the Guarantor shall by voluntary petition, answer or consent, seek relief under the provisions of any now existing or future bankruptcy, insolvency or other similar law providing for the liquidation, reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors (including "concordata"); or d) a receiver, trustee, liquidator or custodian of the Borrower and/or the Guarantor or of a substantial part of their property shall be appointed by court order, or the Borrower or Guarantor shall become insolvent however such insolvency shall be determined, in the sole discretion of the Lender, or the Borrower and/or the Guarantor shall be adjudicated bankrupt or insolvent, or any of their properties shall be sequestered by court order, or a petition shall be filed against the Borrower and/or the Guarantor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt (including "concordata"), dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or the Guarantor (as defined in the Loan Agreement) should cease to exist, or become incapacitated as determined by the Lender in its sole discretion.

This Promissory Note shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the principles of choice of laws of New York State. The Borrower and the Guarantor hereby irrevocably: a) submits to the non-exclusive jurisdiction of any New York State court or U.S. Federal Court in New York City with respect to any suit, action or proceeding arising out of or relating hereto; b) agrees that all claims with respect to such suit, action or proceeding may be heard and determined in such New York State or U.S. Federal court; c) waives, to the fullest possible extent, the defense of an inconvenient forum; d) consents to service or process upon it by mailing or delivering such service to it at its address above, or by any other method permitted by law; e) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent that either the Borrower and/or guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit, or legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment of otherwise) with respect to itself or any of its property, whether or not held for its own account, the Borrower and the Guarantor hereby irrevocably and unconditionally waives and agrees not to plead or claim any such immunity in respect of its obligations under this Promissory Note. The Borrower and the Guarantor hereby waives trial by jury.

This Promissory Note is the Note referred to in Section 10 of that certain Loan Agreement between the Lender, the Borrower and the Guarantor (as defined in that Loan Agreement dated October 26, 2001 (the "Loan Agreement")). Capitalized terms in this Note, unless otherwise defined herein, shall have the same meaning as defined to them in the Loan Agreement.



NEWARK FINANCIAL INC.                                    Date: October 29, 200l


By: /s/                                             By: /s/
    -----------------------                             -----------------------
    Name:                                               Name:
    Title:                                              Title: